UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 15, 2010
SOMANETICS CORPORATION
(Exact name of registrant as specified in its charter)

Michigan	0-19095	38-2394784

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2600 Troy Center Drive, Troy, Michigan	48084-4771

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (248) 244-1400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Amendment to 2010 Executive Officer Incentive Compensation Plan
     As previously disclosed, on June 16, 2010, Somanetics Corporation (the “Company”), a Michigan corporation, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with United States Surgical Corporation, a Delaware corporation (“Parent”) and Covidien DE Corp., a newly formed Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”). Pursuant to the Merger Agreement and upon the terms and subject to the conditions thereof, Sub will, and Parent will cause Sub to, commence a cash tender offer (the “Offer”) to purchase all of the outstanding shares of the Company. Pursuant to the Merger Agreement, after consummation of the Offer, and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Sub shall merge with and into the Company (the “Merger”), with the Company surviving as the wholly-owned subsidiary of Parent.
     The Compensation Committee recommended, and the Board of Directors of the Company approved, an amendment to the 2010 Executive Officer Incentive Compensation Plan (the “Executive Plan”), effective as of June 15, 2010 (the “Amendment”), which provides that subject to the consummation of the Offer and the Merger, bonuses (including any “overachievement” payments) under the Executive Plan for the fiscal year ending November 30, 2010, will be calculated based on (x) plus (y) minus (z) where (x) equals the actual performance results as of May 31, 2010 (including any “overachievement” payments), (y) equals an amount determined by assuming achievement at target performance for the period from June 1, 2010 through November 30, 2010 and (z) equals all prior bonus payments during fiscal 2010.

Item 9.01	Exhibits
(d) Exhibits.

10.1	Amendment to the 2010 Executive Officer Incentive Compensation Plan

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOMANETICS CORPORATION
Date: June 18, 2010	By:	/s/Mary Ann Victor
Mary Ann Victor
Its: Vice President, Chief Administrative Officer, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
10.1	Amendment to the 2010 Executive Officer Incentive Compensation Plan